Exhibit 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

               Computation of Ratio of Earnings to Fixed Charges


                                                  Quarter Ended      Fiscal Year Ended
                                                     April 30,           January 31,
                                                 ----------------   -------------------
                                                   1996   1995             1996
                                                  ------ ------           ------
                                                             (millions)
Earnings before income taxes                      $ 13     $ 91            $ 83

Add (deduct):
Fixed charges                                       12       80             169
Minority interest                                   (1)     (1)               1
                                                  ----     ----            ----
Earnings available for fixed charges              $ 24     $170            $253
                                                  ----     ----            ----

Fixed charges:
Interest Expense                                  $  7     $ 74            $145
Portion of rent expense deemed to
   represent interest factor                         5        6              24
                                                  ----     ----            ----
Fixed Charges                                     $ 12     $ 80            $169
                                                  ----     ----            ----

Ratio of Earnings to Fixed Charges                 2.0x     2.1x            1.5x
                                                  ====     ====            ====
